Exhibit 10.1
RELEASE AND SETTLEMENT AGREEMENT
     This Release and Settlement Agreement (“Agreement”) is entered into between Robert P. Cuthbert (“Cuthbert” or “you”) and SeaBright Insurance Company (“SeaBright” or “we”).
     WHEREAS, Cuthbert has tendered his resignation from all positions he holds with SeaBright Insurance Holdings, Inc. and all of its subsidiaries, and SeaBright and Cuthbert desire to set forth the definitive rights and obligations of the parties in connection with Cuthbert’s separation and to settle any and all differences or potential differences between them.
     NOW, THEREFORE, in consideration of the mutual promises and releases recited below, the parties resolve all disputes between them as follows:
     1. SeaBright will pay you your base salary through the effective date of this Agreement and will pay you one year’s severance in an amount equal to your current annual base salary, payable from the effective date of this Agreement and continuing for twelve months thereafter in accordance with past payroll practices and subject to applicable withholding. SeaBright will also forgive your obligation to repay the $162,500 sign on bonus paid to you on or about six months from your date of hire. For a period of twelve months following the effective date of this Agreement, SeaBright will, following your election of continuation health coverage pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), reimburse you for the full amount of the applicable COBRA premium for your group health benefits that are substantially similar to those benefits that you were receiving immediately prior to the effective date of this Agreement. Such coverage shall be provided to you as COBRA benefits and shall terminate prior to the end of the twelve month period if you are no longer eligible for COBRA coverage or if you accept employment with any other person. SeaBright’s payments for COBRA coverage shall be made in amounts “grossed up” for the payment of any applicable income taxes payable by you. SeaBright will reimburse you for your reasonable expenses in connection with the relocation of you and your spouse from Seattle to your home in New York. Should you have any continuing obligations to the landlord of your current temporary housing, SeaBright agrees to either reimburse you for or to pay that landlord directly for the monthly rental through the end of 2009; provided that you use your best efforts to terminate the lease and cause the landlord to mitigate damages and the expenses are reasonable under the circumstances. SeaBright’s payments for the foregoing relocation and monthly rental expenses shall be made in amounts “grossed up” for the payment of any applicable income taxes payable by you.
     2. Cuthbert, on behalf of himself and his heirs, executors, administrators and assigns, fully, unconditionally and forever releases and discharges SeaBright, including, past and present, all affiliated corporations, directors, owners, shareholders, officers, agents, and employees from any and all claims, agreements, causes of action or obligations or liabilities of whatever kind or nature, including attorneys’ fees and costs, whether now known or unknown, and whether or not concealed or hidden, which have existed or may have existed as of the date of this Agreement, including, but without in any way limiting the generality of the foregoing, any and all claims arising out of any act, transaction or occurrence which may have occurred with respect to Cuthbert’s employment and the termination of his employment with SeaBright and including, without limitation, any rights Cuthbert may have under his offer letter dated August 7,

2008 (the “Offer Letter”) and any agreements he may have entered into with the Company with respect to equity incentive compensation or otherwise.
     Cuthbert specifically releases any claims of violation of statute, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans with Disability Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination or any other law or ordinance respecting employment. He further releases any claims sounding in tort or in contract, including, but not limited to, wrongful termination in violation of public policy, breach of contract, retaliation, negligent infliction of emotional distress and intentional infliction of emotional distress. It is the intention of all parties to make this release as broad and general as the law permits.
     3. Cuthbert agrees to keep confidential all circumstances and facts underlying his employment with and separation from SeaBright. In the event Cuthbert is requested, in court order or any other legal process, to provide information covered by this confidentiality obligation, he agrees, through counsel, to immediately notify in writing James Shaker, attorney at Ryan, Swanson & Cleveland, 1201 Third Avenue, Suite 3400, Seattle Washington 98101, of any such request. Cuthbert expressly acknowledges and affirms his continuing obligations under the Confidentiality Agreement he executed on August 7, 2008.
     4. Cuthbert and SeaBright shall each bear their own costs and attorneys’ fees incurred in reaching this Agreement, if any.
     5. Cuthbert agrees that he will not in any way apply for, and that he will not under any circumstances hold, or be entitled to, or be eligible for, employment with SeaBright or any parent, subsidiary, division or affiliate thereof at any time. SeaBright will be entitled to reject without cause any application for employment made by Cuthbert.
     6. Cuthbert agrees that at no time in the future will he disparage or comment negatively, orally or in writing, about SeaBright, or its officers, directors, employees, policies, or practices. Cuthbert further agrees not to discourage anyone from doing business with, or remaining or becoming employed by SeaBright, or encourage anyone to abandon or withdraw any of his/her business from SeaBright at any time in the future.
     7. This Agreement shall not be construed as an admission by SeaBright of any wrongful act of any kind, and SeaBright specifically disclaims any liability for and the occurrence of any wrongdoing against Cuthbert or any other person.
     8. Cuthbert agrees that SeaBright has made no representations regarding the tax consequences of any amounts received pursuant to this Agreement and agrees to be responsible for any and all tax liability, responsibility or obligation, including any interest or penalty, due on account of his receipt of the agreed payments described above. Cuthbert agrees to indemnify, defend and hold harmless SeaBright from any tax liability or obligation arising from receipt of such payments.

     9. This Agreement is entered into in the State of Washington, and shall be interpreted under the laws of said state. Any claims or disputes arising from this Agreement shall be brought in a court of competent jurisdiction of the State of Washington.
     10. If either party takes legal action to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in addition to other remedies provided by law.
     11. Preparation of this Agreement has been a joint effort of the parties and the resulting document shall not be construed more severely against one or the parties than against the other.
     12. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior representations, understandings or agreements, including the Offer Letter.
     13. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way to affected or impaired thereby.
     14. This Agreement shall be effective as of June 30, 2009.
     CUTHBERT ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; THAT SEABRIGHT ADVISED HIM IN WRITING (AND THIS PARAGRAPH CONSTITUTES SUCH WRITTEN ADVICE) TO CONSULT AN ATTORNEY REGARDING THIS AGREEMENT; THAT SEABRIGHT SHALL HAVE NO RESPONSIBILITY TO REIMBURSE HIM FOR ANY LEGAL FEES INCURRED BY HIM IN CONNECTION WITH THE REVIEW OR NEGOTIATION OF THIS RELEASE; THAT HIS EXECUTION OF THIS AGREEMENT IS VOLUNTARY.
SEABRIGHT INSURANCE COMPANY

By	/s/ John G. Pasqualetto	/s/ Robert P. Cuthbert

Its	President & CEO	Robert P. Cuthbert
Date	6/30/09	Date June 30, 2009